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                                                                    Exhibit 99.1


                          [COMPUTER MOTION, INC. LOGO]


                                        CONTACTS:   COMPUTER MOTION
                                                    Stephen Pedroff
                                                    Corporate Relations
                                                    805.685.3729 x232
                                        CONTACTS:   COMPUTER MOTION
                                                    Dan Tamkin
                                                    Investor Relations
                                                    805.685.3729 x166


              COMPUTER MOTION SECURES $12.3 MILLION FINANCING ROUND

 PROCEEDS TO ENHANCE SALES AND MARKETING EFFORTS FOR ZEUS(R) SURGICAL SYSTEM IN
                    GENERAL AND LAPAROSCOPIC SURGERY MARKET

Santa Barbara, Calif., October 31, 2002, -- Computer Motion, Inc. (Nasdaq:
RBOT), the world's leading developer of surgical robotic systems serving over 900 customers and 3,000 surgeons in 32 countries, today announced that it has secured $12.3 million in a private placement of Series C preferred stock and warrants with certain new and existing institutional and accredited investors, including members of management.

The Company has received $9.8 million in gross proceeds, including $1 million from Bob Duggan, the company's Chief Executive Officer, in the form of an earlier loan that will convert into the Series C upon shareholder approval. In addition to the $9.8 million received, an institutional investor has executed a binding purchase agreement for $1.5 million and is scheduled to fund in mid-November. Upon required shareholder approval, Bob Duggan will be responsible for funding an additional $1 million into the Series C. The $1.5 million from the institutional investor and final $1 million from Bob Duggan are included in the $12.3 million announced financing round.

The company intends to dedicate a portion of the proceeds to fund ongoing enhancements to sales and marketing initiatives. These include the hiring of additional sales staff in key domestic regions as well as international markets, product advertising, developing reference sites in general surgery, and supporting clinical application of the ZEUS System at existing sites.

Bob Duggan, Chairman and CEO of Computer Motion stated, "The proceeds from this private placement will be used to support an aggressive sales and marketing effort for the ZEUS System in the general surgery segment both at home and in our foreign markets." Mr. Duggan added, "We believe that the recent additions to senior management, the General Laparoscopic clearance for ZEUS, our new enhanced 3D

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visualization and articulating instruments, and today's capital infusion, work together to provide a solid foundation for success in the marketplace."

The preferred stock is convertible by the holders into shares of the company's common stock at a conversion price of $1.40 per share and, subject to certain conditions, is automatically convertible into common stock if the common stock trades at or above $3.00 for ten consecutive trading days. The company, at its option, may redeem the preferred stock on October 29, 2004 at a redemption price equal to the preferred stock's face value of $1,400 per share plus any accrued or unpaid dividends. The preferred stock will be classified in the stockholder's equity section of the balance sheet.

As part of the transaction, the company issued to the investors warrants to purchase an aggregate of 3,514,286 shares of common stock, 50% of which have an initial exercise price of $1.80 per share and the other 50% of which have an initial exercise price of $2.20 per share. If exercised in full, these warrants would generate an additional $7,028,572.

If not already exercised, the company may redeem the 50% of the warrants for nominal consideration if the company's common stock trades at or above $3.00 per share for ten consecutive trading days, and the company may redeem the other 50% of the warrants if the common stock trades at or above $4.40 per share for ten consecutive trading days. Please see our Current Report on Form 8-K to be filed with the Securities and Exchange Commission for more information about this transaction.

The Company will register the resale of the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants.

Computer Motion's products include the ZEUS(R) Surgical System for minimally invasive surgical procedures, and the HERMES(TM) Control Center, a centralized system that enables the surgeon to voice control a network of "smart" medical devices. The AESOP(R) Robotic Endoscope Positioner is the first surgical robot to be made commercially available in the U.S. The company's newest product, the SOCRATES(TM) Telecollaboration System, facilitates surgeon collaboration using video and audio conferencing, shared control of the endoscopic camera, and video annotation on the surgical image in the operating room. The company's products are CE-Marked for commercial sale in the European Community. The company's Web site is www.ComputerMotion.com.
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This press release contains forward-looking statements concerning the company's business and products. Actual results may differ materially depending on a number of risk factors, including the risks of competition and competing technologies, duration or suspension of clinical studies, regulatory clearances and approvals, and physician, hospital and payor acceptance of the company's products. These factors and other risks inherent in the company's business are described from time to time in the company's Securities and Exchange Commission filings, including its Annual Report on Form 10-K. The company undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.


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